UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 2, 2010

(Date of earliest event reported)

H.B. FULLER COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 001-09225

Minnesota	41-0268370
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1200 Willow Lake Boulevard

P.O. Box 64683

St. Paul, MN 55164-0683

(Address of principal executive offices, including zip code)

(651) 236-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2010, the Compensation Committee of the Board of Directors of H.B. Fuller Company (the “Company”) approved changes in the weighting of several metrics in the H.B. Fuller Company Management Short-Term Incentive Plan (the “STIP”) attached to this Current Report on Form 8-K as Exhibit 10.1. The changes made relating to executive officers were to decrease the weighting of the Organic Revenue metric and to increase the weighting of the Operating Income metric compared to the weightings used for fiscal year 2010. The changes to the STIP will be effective for any short-term incentive awards related to the Company’s 2011 fiscal year and thereafter. The STIP provides an annual performance-based cash incentive opportunity for eligible employees. In general, the STIP design is based on financial metrics. The metrics will vary based on position and will generally include (i) operating income, (ii) net working capital, (iii) organic revenue and (iv) earnings per share. Each metric will have a target level of performance. Threshold and superior performance levels will be set for each metric and, in some cases, superior stretch performance levels will also be set. Payout will be determined for each metric based on performance relative to target. The target, threshold, superior and superior stretch levels of performance will be established at the beginning of each fiscal year. The foregoing description is qualified in its entirety by reference to the STIP, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	H.B. Fuller Company Management Short-Term Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H.B. FULLER COMPANY

By:	/s/ Timothy J. Keenan
Timothy J. Keenan Vice President, General Counsel and Corporate Secretary

Date: December 8, 2010

EXHIBIT INDEX

Exhibit Number	Description

10.1	H.B. Fuller Company Management Short-Term Incentive Plan